Exhibit 99.1

Newfield Reports Financial and Operating Results for Third Quarter 2009

FOR IMMEDIATE RELEASE

Houston – October 21, 2009 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited third quarter 2009 financial and operating results. Newfield will be hosting a conference call at 8:30 a.m. (CDT) on October 22. To participate in the call, dial 719-325-2138 or listen through the website at http://www.newfield.com.

Third Quarter 2009
For the third quarter of 2009, Newfield recorded net income of $78 million, or $0.58 per diluted share (all per share amounts are on a diluted basis). Net income includes the effect of the following items:

➢	a net unrealized loss on commodity derivatives of $243 million ($155 million after-tax); and

➢	the recognition of a $24 million tax benefit, or $0.18 per share, associated with deferred tax assets in Malaysia.

Without the effect of these items, net income for the third quarter of 2009 would have been $209 million, or $1.58 per share.

Revenues in the third quarter of 2009 were $375 million. Net cash provided by operating activities before changes in operating assets and liabilities was $451 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s production in the third quarter of 2009 was 65.5 Bcfe, an increase of 7% over the third quarter of 2008. Newfield’s oil liftings in the third quarter were 3.8 MMBbls, or an average of approximately 41,300 BOPD. This represents a 40% increase over the same period in 2008 and is primarily attributable to the timing of international oil liftings. Natural gas production in the third quarter was 42.5 Bcfe, an average of 462 MMcf/d, and excludes approximately 2.6 Bcfe of voluntary natural gas curtailments due to low natural gas prices. Capital expenditures in the third quarter of 2009 were $285 million.

Highlights
➢
Improving Cost Structure – Domestic recurring lease operating expense for the third quarter of 2009, stated on a unit of production basis, was $0.81 per Mcfe and reflects lower service costs, reduced water handling costs due to deferred completions and the ongoing efforts to lower expenses throughout the Company’s core operating regions.

➢
Mid-Continent Production Reaches New Highs, Woodford Production up Nearly 30% – Gross operated production from the Mid-Continent recently set a new high and is currently 460 MMcfe/d gross, or 323 MMcfe/d net. Woodford Shale production is 308 MMcfe/d compared to about 240 MMcfe/d at the end of the second quarter of 2009. Newfield began returning previously curtailed wells to production during October 2009. Newfield has a 30 well inventory of uncompleted wells that are expected to be completed by early 2010.

o
Woodford Shale – The Company has 10 operated rigs running under term contracts, with three of the remaining rigs rolling off of term before the end of 2009. Newfield continues to improve upon efficiency gains in its Woodford development. Some recent examples are listed below:

➢
Increasing Lateral Lengths – Newfield expects that its average lateral length in 2009 will exceed 5,000 feet. By year-end 2009, the Company expects to have drilled eight “super extended lateral” wells with horizontal lengths in excess of 8,000 feet. Two of the wells drilled to date have lateral lengths greater than 10,000 feet. Initial production results from the first super extended laterals are expected in December 2009.

➢
Optimizing Fracture Stimulation Operations – The Company is fracture stimulating its wells with greater efficiency in 2009. The average number of fracs per day has increased to more than five on recent pad completions, compared to three fracs per day in 2008.

o
Company Adds Fourth Operated Rig in Granite Wash Play – Based on the success of the initial horizontal drilling program in the Granite Wash, Newfield added a fourth operated rig in October in its Stiles Ranch field, located in Wheeler County, Texas. In July 2009, Newfield announced that its first seven horizontal wells in Stiles Ranch had an average gross initial production rate of 22 MMcfe/d. Recent well completions have been deferred and the Company expects to have production results from 6 – 8 additional completions in early 2010. Newfield has an approximate 80% working interest in Stiles Ranch.

➢
Newfield Enters the Marcellus Shale – On October 14, 2009, Newfield announced the signing of a joint exploration agreement with Hess Corporation in the Marcellus Shale play. The agreement covers up to 140,000 gross acres primarily in Susquehanna and Wayne Counties, Pennsylvania. Newfield will operate the new venture with each company having a 50 percent interest. The 2009 portion of Newfield’s Marcellus Shale activities will be funded within the Company’s existing $1.45 billion capital budget. Drilling operations are not expected to commence until 2010.

➢
Additional Exploration Test Planned Offshore China – In the third quarter of 2009, the Company announced an oil discovery with its LF 7-1 Pearl prospect, located in the Pearl River Mouth Basin, offshore China. Prior to year-end 2009, the Company expects to spud its Jade prospect to test a fault-separated target to the northeast. The Newfield operated Pearl development is underway with first production expected in late 2012.

➢	Deepwater Gulf of Mexico Update – Newfield has seven deepwater developments underway in the deepwater Gulf of Mexico which are expected to provide significant future production growth.

o
Fastball – The Fastball development, located at Viosca Knoll 1003, commenced production on October 19, 2009. Gross production is expected to ramp up to 40 MMcf/d and 3,200 BOPD. Newfield operates Fastball with a 66% working interest.

o
Pyrenees – In the second quarter of 2009, Newfield announced a significant operated discovery on its Pyrenees prospect, located at Garden Banks 293 in approximately 2,100 feet of water. A recent sidetrack delineated the downdip limits in the three proven pay sands seen in the discovery well and provided encouragement for the exploration potential of both the shallow and deep sand sections on the feature. Additional drilling is planned for 2010. Newfield operates the development with a 40% working interest.

➢
Company Increasing Monument Butte Operated Rig Count to Five – Based on increased demand, narrowing price differentials and a shift to oil investments, Newfield recently added a fourth operated rig in its Monument Butte oil field, located in the Uinta Basin of Utah. The Company is planning to add a fifth operated rig in the field in the near future. Gross oil production from Monument Butte is about 16,000 BOPD. A five-rig program in the field is expected to grow annual field production by at least 10%. The Monument Butte field area covers approximately 180,000 gross acres, substantially all held-by-production.

➢
Company to Add Additional Rigs in Williston Basin – Newfield expects to add up to two additional operated rigs in its Williston Basin development areas. The Company has been running a one-rig program since early 2009. Newfield has approximately 200,000 net acres in prospective development areas, located primarily on the Nesson Anticline and west of the Nesson. An additional 200,000 net acres are located in northern Montana where several exploration plays are underway. Newfield has drilled 12 successful oil wells in the North Dakota portion of the Williston Basin since entering the region in late 2007.

Two wells were drilled since the second quarter 2009. The first was an exploratory well in the Big Valley area, covering more than 50,000 net acres in northern North Dakota. The well recently commenced production and continues to clean-up following fracture stimulation. Results warrant additional exploratory drilling to assess this large area. The second well was drilled in the Catwalk area, which covers 25,300 net acres. Completion operations on the well are expected to commence next week.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated fourth quarter 2009 results, estimated capital expenditures, cash flow, production and cost reductions, drilling and development plans and the timing of activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

3Q09 Actual Results
	3Q09 Actual
	Domestic	Int’l	Total
Production/Liftings Note 1
Natural gas – Bcf	42.5	–	42.5
Oil and condensate – MMBbls	1.7	2.1	3.8
Total Bcfe	52.6	12.9	65.5

Average Realized Prices Note 2
Natural gas – $/Mcf	$6.88	$–	$6.88
Oil and condensate – $/Bbl	$102.95	$66.76	$82.61
Mcf equivalent – $/Mcfe	$8.87	$11.13	$9.31

Operating Expenses: Note 3
Lease operating
Recurring ($MM)	$42.5	$15.2	$57.7
per/Mcfe	$0.81	$1.18	$0.88
Major (workovers, repairs, etc.) ($MM)	$5.7	$0.7	$6.4
per/Mcfe	$0.11	$0.05	$0.10

Production and other taxes ($MM)	$4.7	$9.3	$14.0
per/Mcfe	$0.09	$0.72	$0.21

General and administrative (G&A), net ($MM)	$38.4	$1.4	$39.8
per/Mcfe	$0.73	$0.11	$0.61

Capitalized internal costs ($MM)			$(19.3)
per/Mcfe			$(0.30)

Interest expense ($MM)			$31.7
per/Mcfe			$0.48

Capitalized interest ($MM)			$(12.5)
per/Mcfe			$(0.19)

Note 1: Domestic natural gas production includes voluntary curtailments of approximately 2.6 Bcfe related to low natural gas prices.

Note 2: Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for total gas would have been $3.14 per Mcf and the total oil and condensate average realized price would have been $62.72 per barrel.

Note 3: Recurring lease operating expense includes transportation expense.

4Q09 Estimates
4Q09 Estimates
	Domestic	Int’l	Total
Production/Liftings
Natural gas – Bcf	44.7 – 45.5	–	44.7 – 45.5
Oil and condensate – MMBbls	1.7 – 1.8	1.4 – 1.5	3.1 – 3.3
Total Bcfe	54.9 – 56.3	8.4 – 9.0	63.3 – 65.3

Average Realized Prices
Natural gas – $/Mcf	Note 1
Oil and condensate – $/Bbl	Note 2	Note 3
Mcf equivalent – $/Mcfe

Operating Expenses:
Lease operating
Recurring ($MM)	$34.2 - $37.8	$18.4 - $20.3	$52.6 - $58.1
per/Mcfe	$0.62 - $0.67	$2.19 - $2.25	$0.83 - $0.89
Major (workover, repairs, etc.) ($MM) Note 4	$13.1 - $14.5	--	$13.1 - $14.5
per/Mcfe	$0.24 - $0.26	--	$0.21 - $0.22

Production and other taxes ($MM)Note 5	$14.0 - $15.4	$13.3 - $14.7	$27.3 - $30.1
per/Mcfe	$0.26 - $0.27	$1.58 - $1.63	$0.43 - $0.46

General and administrative (G&A), net ($MM)	$29.8 - $33.0	$1.4 - $1.5	$31.2 - $34.5
per/Mcfe	$0.54 - $0.59	$0.16 - $0.17	$0.49 - $0.53

Capitalized internal costs ($MM)			$(18.5 - $20.4)
per/Mcfe			$(0.29 - $0.31)

Interest expense ($MM)			$29.0 - $32.0
per/Mcfe			$0.46 - $0.49

Capitalized interest ($MM)			$(11.0 - $12.1)
per/Mcfe			$(0.17 - $0.19)

Tax rate (%)Note 6			36 - 38%

Income taxes (%)
Current			14% - 16%
Deferred			84% - 86%

Note 1: Gas prices in the Mid-Continent, after basis differentials, transportation and handling charges, typically average 75–85% of the Henry Hub Index. Gas prices in the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, typically averages $0.25–$0.50 per MMBtu less than the Henry Hub Index.
Note 2: Oil prices in the Gulf Coast typically average 90–95% of NYMEX WTI price. Rockies oil prices are currently averaging about $12–$14 per barrel below WTI. Oil production from the Mid-Continent typically averages 85–90% of WTI.
Note 3: Oil in Malaysia typically sells at a slight discount to Tapis, or about 90–95% of WTI. Oil production from China typically sells at $6–$8 per barrel less than WTI.
Note 4: Domestic major expense includes approximately $6 million for well workover expense and other projects initiated in response to higher commodity prices and lower service costs.
Note 5: Guidance for production taxes determined using $75/Bbl oil and $4.50/MMBtu gas.
Note 6: Tax rate applied to earnings excluding unrealized gains or losses on commodity derivatives.

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Oil and gas revenues	$375	$680	$924	$1,887

Operating expenses:
Lease operating	64	67	192	184
Production and other taxes	14	51	38	154
Depreciation, depletion and amortization	144	181	440	504
General and administrative	40	36	106	105
Ceiling test writedown	—	—	1,344	—
Other	1	—	8	—
Total operating expenses	263	335	2,128	947

Income (loss) from operations	112	345	(1,204)	940

Other income (expenses):
Interest expense	(31)	(36)	(95)	(83)
Capitalized interest	13	16	39	43
Commodity derivative income (expense)	(8)	726	189	(247)
Other	(1)	8	4	10
Total other income (expenses)	(27)	714	137	(277)

Income (loss) before income taxes	85	1,059	(1,067)	663

Income tax provision (benefit)	7	335	(412)	247

Net income (loss)	$78	$724	$(655)	$416

Income (loss) per share:
Basic --	$0.59	$5.59	$(5.06)	$3.22

Diluted --	$0.58	$5.48	$(5.06)	$3.15

Weighted average number of shares outstanding for basic income (loss) per share	130	129	129	129
Weighted average number of shares outstanding for diluted income (loss) per share *	132	132	129	132
* Had we recognized net income for the nine months ended September 30, 2009, the weighted average number of shares outstanding for the computation of diluted earnings per share would have increased by 2 million shares.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	September 30, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$96	$24
Derivative assets	377	663
Other current assets	469	519
Total current assets	942	1,206

Property and equipment, net (full cost method)	4,940	5,758
Derivative assets	48	247
Other assets	107	94
Total assets	$6,037	$7,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$805	$1,085

Other liabilities	143	92
Long-term debt	2,106	2,213
Deferred taxes	345	658
Total long-term liabilities	2,594	2,963

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,375	1,335
Treasury stock	(33)	(32)
Accumulated other comprehensive loss	(14)	(11)
Retained earnings	1,309	1,964
Total stockholders’ equity	2,638	3,257
Total liabilities and stockholders’ equity	$6,037	$7,305

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(655)	$416
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	440	504
Deferred tax provision (benefit)	(448)	213
Stock-based compensation	22	17
Ceiling test writedown	1,344	—
Commodity derivative (income) expense	(189)	247
Cash receipts (payments) on derivative settlements	701	(783)
	1,215	614
Changes in operating assets and liabilities	2	8
Net cash provided by operating activities	1,217	622

Cash flows from investing activities:
Additions to oil and gas properties and other, net	(1,061)	(1,780)
Net redemptions of investments	18	48
Net cash used in investing activities	(1,043)	(1,732)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	(107)	285
Net proceeds from issuance of senior subordinated notes	—	592
Other	5	18
Net cash provided by (used in) financing activities	(102)	895

Increase (decrease) in cash and cash equivalents	72	(215)
Cash and cash equivalents, beginning of period	24	250

Cash and cash equivalents, end of period	$96	$35

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the third quarter of 2009 stated without the effect of certain items to net income is shown below:
3Q09
(in millions)
Net income	$78
Net unrealized loss on commodity derivatives (1)	243
Income tax adjustment for above item	(88)
Tax benefit associated with deferred tax assets in Malaysia	(24)
Earnings stated without the effect of the above items	$209

(1) The determination of “Net unrealized loss on commodity derivatives” for the third quarter of 2009 is as follows:

3Q09
(in millions)
Commodity derivative expense	$(8)
Cash receipts on derivative settlements	(242)
Option premiums associated with derivatives settled during the period	7
Net unrealized loss on commodity derivatives	$(243)

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

3Q09
(in millions)
Net cash provided by operating activities	$505
Net change in operating assets and liabilities	(54)
Net cash provided by operating activities before changes in operating assets and liabilities	$451